Exhibit 99.1

Portola Pharmaceuticals Reports Third Quarter

2016 Financial Results and Provides Corporate Update

—Conference Call Today at 4:30 p.m. ET—

South San Francisco, Calif. (November 7, 2016) – Portola Pharmaceuticals, Inc.® (NASDAQ: PTLA) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2016.

“We continue to focus on obtaining regulatory approval for our two lead programs in the United States and EU. Both programs have the potential to become the standard of care in two growth areas of thrombosis that have a high unmet medical need and limited treatment options. If approved, betrixaban, our oral Factor Xa inhibitor, would be the first anticoagulant indicated for extended VTE prophylaxis in the over 24 million medically ill patients admitted to the hospital annually in the G7. AndexXa, our much anticipated Factor Xa inhibitor antidote, would be the first agent approved to treat the growing number of patients admitted to the hospital with life-threatening anticoagulant-related bleeding. We have made important progress toward bringing both betrixaban and AndexXa to market. We submitted an NDA for betrixaban in the United States and plan to submit an MAA in the EU,” said Bill Lis, chief executive officer of Portola. “Also, we continue to engage in positive, productive dialogue with the FDA to resolve outstanding questions regarding the Complete Response Letter for AndexXa, most of which are focused on manufacturing.”

Recent Achievements, Upcoming Events and Milestones

Betrixaban – an oral Factor Xa inhibitor anticoagulant in development for the prevention of venous thromboembolism (VTE) in acute medically ill patients; designated Fast Track status by the U.S. Food and Drug Administration (FDA)

•	Submitted a New Drug Application (NDA) to the FDA seeking approval to market betrixaban for extended-duration prophylaxis of VTE in acutely ill medical patients with risk factors for VTE

•	Plan to submit a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) by year-end

•	Three abstracts on results of sub-analyses of the Phase 3 APEX Study conducted by the PERFUSE Study Group were accepted for oral and poster presentations at the upcoming American Heart Association Scientific Sessions 2016

AndexXa™ (andexanet alfa) – a Factor Xa inhibitor antidote in development for patients treated with a Factor Xa inhibitor when reversal of anticoagulation is needed due to life-threatening bleeding or when urgent surgery is required; designated a Breakthrough Therapy and an Orphan Drug by the FDA

•	Submitted an MAA, which completed the validation period and was accepted for review by the EMA

•	Continued productive dialogue with the FDA regarding the Complete Response Letter; Portola currently plans to resubmit the BLA in the second quarter of 2017

•	Presented a preliminary analysis of interim data from the ongoing Phase 3b/4 ANNEXA™-4 Study in patients with acute major bleeding in a Late-Breaking Science Hot Line session at the European Society of Cardiology 2016 Congress with simultaneous publication online by The New England Journal of Medicine

•	Plan to present data from the ongoing Phase 2 study of andexanet alfa for reversal of betrixaban in an oral presentation at the American Society of Hematology (ASH) Annual Meeting 2016

Cerdulatinib – an oral, dual Syk/JAK inhibitor in development to treat resistant or relapsed hematologic cancer patients

•	Continued to enroll patients in a Phase 2a study evaluating the safety and efficacy of cerdulatinib in patients with relapsed/refractory B-cell malignancies who have failed multiple therapies

•	Two abstracts were accepted for presentation at the upcoming ASH Annual Meeting 2016

Third Quarter 2016 Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, and Daiichi Sankyo was $9.3 million for the third quarter of 2016 compared with $2.9 million for the third quarter of 2015. The increase in revenue was primarily due to $2.5 million received upon achievement of a milestone from the Bayer and Janssen Phase 3 agreement, $2.5 million received upon achievement of a milestone from the Daiichi Sankyo Phase 3 agreement, and incremental revenue of $2.0 million from three collaboration and license agreements executed in the first quarter of 2016 to develop and commercialize andexanet alfa in Japan.

Total operating expenses for the third quarter of 2016 were $100.8 million compared with $58.5 million for the same period in 2015. Total operating expenses for the third quarter of 2016 included $7.8 million in stock-based compensation expense compared with $6.1 million for the same period in 2015.

Research and development expenses were $87.2 million for the third quarter of 2016 compared with $48.4 million for the third quarter of 2015. The increase in R&D expenses was primarily due to a $27.3 million impairment charge for AndexXa manufacturing expenses that Portola prepaid to CMC Biologics. These expenses were intended to be credited against future batch manufacturing costs for the Line C, or 6x2,000 liter, manufacturing process. This impairment charge was triggered by the Company’s decision to focus on Line A/B manufacturing at CMC Biologics and Gen 2 manufacturing at Lonza, and suspend Line C manufacturing at CMC Biologics.

Selling, general and administrative expenses for the third quarter of 2016 were $13.6 million compared with $10.1 million for the same period in 2015 as the Company increased headcount to support its growth and increased commercial launch preparation activities for AndexXa in advance of the PDUFA date in August 2016.

For the third quarter of 2016, we reported a net loss of $92.9 million dollars, or a net loss per share of $1.64, compared with a net loss of $55.2 million dollars, or a net loss per share of $1.05, for the same period in 2015. Net loss for the third quarter of 2016 included the $27.3 million impairment charge. Shares used to compute net loss per share attributable to common stockholders were approximately 56.5 million for the third quarter of 2016 compared with approximately 52.6 million for the same period in 2015.

As of September 30, 2016, cash, cash equivalents and investments totaled $274.6 million compared with cash, cash equivalents and investments of $460.2 million as of December 31, 2015.

Conference Call Details

The live conference call today, Monday, November 7, 2016, at 4:30 p.m. Eastern Time, can be accessed by phone by calling (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and using the conference ID number 5031296. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three programs, including betrixaban, an oral, once-daily Factor Xa inhibitor; AndexXa™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our development, the occurrence and timing of planned discussions and filings with the FDA and EMA and the timing of our reporting of clinical data and statements regarding: the timing and ability to achieve the milestones and events, including those described under the section “Recent Achievements, Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA and/or EMA approval for one or more of our product candidates, our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q, which we expect to file today. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:
Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com
415.946.1087

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Collaboration and license revenue	$9,322	$2,912	$21,811	$7,656
Operating expenses:
Research and development	87,209	48,405	190,822	140,563
Selling, general and administrative	13,556	10,071	45,374	27,987

Total operating expenses	100,765	58,476	236,196	168,550

Loss from operations	(91,443)	(55,564)	(214,385)	(160,894)
Interest and other income (expense), net	407	406	1,036	495

Net loss	(91,036)	(55,158)	(213,349)	(160,399)
Net income attributable to noncontrolling interest (SRX Cardio)	(1,853)	—	(1,853)	—

Net loss attributable to Portola	$(92,889)	$(55,158)	$(215,202)	$(160,399)

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(1.64)	$(1.05)	$(3.81)	$(3.12)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	56,508,426	52,576,005	56,459,418	51,428,117

Consolidated Balance Sheet Data

(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Cash, cash equivalents and investments	$274,597	$460,161
Receivables from collaborators	5,000	1,000
Prepaid research and development	15,575	16,976
Total current assets	301,698	465,577
Property and equipment, net	6,384	6,243
Intangible asset	3,151	3,151
Prepaid and other long-term assets	6,316	11,993
Total assets	317,549	502,924
Accounts payable	8,993	10,279
Accrued research and development	15,433	24,195
Accrued compensation and other liabilities	5,856	8,285
Deferred revenue (current portion and long-term)	43,705	27,016
Total current liabilities	47,430	51,146
Total liabilities	76,248	72,601
Total stockholders’ equity	236,521	427,396
Noncontrolling interest (SRX Cardio)	4,780	2,927
Total stockholders’ equity	241,301	430,323
Total liabilities and stockholders’ equity	317,549	502,924